Exhibit 4.1

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of April 5, 2021, by and among Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), Collective Growth Corporation, a Delaware corporation (“SPAC”), Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”) and American Stock Transfer & Trust Company, a New York corporation (“AST”).

WHEREAS, SPAC and Continental are parties to that certain Warrant Agreement, dated as of April 30, 2020, and filed with the United States Securities and Exchange Commission on May 5, 2020 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, simultaneously with the consummation of its initial public offering (the “Public Offering”), SPAC issued (a) 1,968,750 warrants to Shipwright SPAC I, LLC, a portion of which were subsequently transferred by Shipwright SPAC I, LLC to certain directors, officers, and shareholders of SPAC (collectively, the “Sponsors” and such warrants, the “Sponsor Warrants”) and 37,500 warrants to Cantor Fitzgerald & Co. (together with the Sponsor Warrants, the “Private Warrants”) to purchase shares of SPAC’s Class A common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the five-year period beginning upon the later of the consummation of SPAC’s initial business combination or 12 months from the closing of the Public Offering, and (b) 7,500,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants” and together with the Private Warrants, the “Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the period beginning upon the later of the consummation of SPAC’s initial business combination or 12 months from the closing of the Public Offering and ending on the earlier of five years from the consummation of such business combination and the Redemption Date;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on December 10, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among SPAC, the Company, Hatzata Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and the other parties thereto;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a wholly owned subsidiary of the Company (the “Merger”) and, in the context of such Merger, all shares of Common Stock (other than certain shares subject to forfeiture pursuant to the Forfeiture Agreement, as defined below) outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall be converted automatically into the Per Share Consideration (as defined in the Business Combination Agreement), following which such shares of Common Stock shall automatically be canceled and shall cease to exist by virtue of the Merger;

WHEREAS, concurrently with the execution of the Business Combination Agreement, Sponsor and SPAC entered into a forfeiture agreement (“Forfeiture Agreement”), pursuant to which, among other things, immediately prior to the Effective Time, Sponsors will forfeit to SPAC for cancellation in exchange for no consideration 187,500 Sponsor Warrants;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for ordinary shares of no par value of the Company (“Company Ordinary Shares”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on F-4, File No. 333-252023 (“Form F-4”) for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants;

WHEREAS, upon consummation of the Merger, the Company will issue warrants exercisable for Company Ordinary Shares to Perception Capital Partners LLC, Antara Capital LP and to certain members of the Company’s management;

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Existing Warrant Agreement;

WHEREAS, pursuant to Section 8.2.1 of the Existing Warrant Agreement, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and AST has agreed to serve as successor Warrant Agent from and after the date hereof; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as SPAC and the Warrant Agent may deem necessary or desirable and that SPAC and the Warrant Agent deem shall not adversely affect the interest of the registered holders and (ii) to provide for the delivery of the Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement and the Warrants by SPAC to the Company pursuant to Section 1.1 hereof effective as of the Effective Time, the assumption of the Existing Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement and Warrants. SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement, and the Warrants issued thereunder, as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement and Warrants set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1 Preamble.

2.1.1 The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Collective Growth Corporation, a Delaware corporation” and replacing it with “Innoviz Technologies Ltd., a company organized under the laws of the State of Israel”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to the Company rather than SPAC.

2.1.2 The preamble on page one of the Existing Warrant Agreement is hereby further amended by deleting “Continental Stock Transfer & Trust Company” and replacing it with “American Stock Transfer & Trust Company”. As a result thereof, all references to the “Warrant Agent” or “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be references to AST rather than Continental.

2.2 Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on May 5, 2020, Collective Growth Corporation, a Delaware corporation (“Collective Growth”) consummated an initial public offering (the “Offering”) of units (the “Units”) of Collective Growth’s equity securities, each such Unit comprised of one share of Class A common stock of Collective Growth, par value $.0001 per share (“Common Stock”) and one-half of one warrant, where each whole warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, issued and delivered 7,500,000 warrants to public investors in the Offering (the “Public Warrants”); and

WHEREAS, simultaneously with the consummation of the Offering, Collective Growth issued in a private placement to Cantor Fitzgerald & Co., the representative of the underwriters in the Offering (“Representative”) and certain officers, directors, and initial shareholders of the Company (collectively, the “Sponsors”) (i) an aggregate of 262,500 units (“Private Units”), each Private Unit comprised of one share of Common Stock and one-half of one warrant, and (ii) an aggregate of 1,875,000 warrants (such warrants, together with the warrants underlying the Private Units, the “Private Warrants”); and

WHEREAS, Collective Growth filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-236798 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, certain convertible notes of Collective Growth may be converted into warrants of Collective Growth upon the consummation of the Merger (defined below) (“Working Capital Warrants”, and together with the Public Warrants and Private Warrants, the “Collective Growth Warrants”); and

WHEREAS, Collective Growth, the Company, and Hazata Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Business Combination Agreement, dated as of December 10, 2020 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Collective Growth with Collective Growth surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock (other than certain shares subject to forfeiture as set forth under the terms of the Business Combination Agreement) shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on April 5, 2021, pursuant to the terms of the Business Combination Agreement, the Company, Collective Growth and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Collective Growth assigned its rights and obligations under this Agreement to the Company and the Company assumed Collective Growth’s rights and obligations under this Agreement from Collective Growth; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Collective Growth Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on F-4, File No. 333-252023 (“Form F-4”) for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants; and

WHEREAS, pursuant to the Business Combination Agreement, upon consummation of the Merger, the Company will issue Warrants to Perception Capital Partners LLC, Antara Capital LP and to certain members of the Company’s management; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with no par value and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Working Capital Warrants and Post IPO Warrants.

2.5.1 Section 2.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Private Warrants, Working Capital Warrants, and warrants issued to Perception Capital Partners LLC, Antara Capital LP, and members of Company’s management are identical to the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as they are held by the initial purchasers or their permitted transferees (as prescribed in Section 5.6 hereof). Once a Private Warrant or Working Capital Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as a Public Warrant hereunder for all purposes.”

2.5.2 Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6 Duration of Warrants. The first and second sentences of Section 3.2 of the Existing Warrant Agreement are hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (i) the date that is five years after the date on which the Business Combination is completed, (ii) the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Company (the “Expiration Date”). The period of time from the date the Warrants become exercisable until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period.””

2.7 Extraordinary Dividends. Section 4.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Company Ordinary Shares or other shares of the Company’s capital stock into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Company Ordinary Shares in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Company Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).”

2.8 Adjustments in Exercise Price. Section 4.4.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”.

2.9 Replacement of Securities upon Reorganization, etc. Section 4.5 of the Existing Warrant Agreement is hereby amended by deleting “or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval” from the first sentence.

2.10 Private Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Warrant Agent shall not register any transfer of Private Warrants or Working Capital Warrants until 30 days after the date of the consummation of the Business Combination, except for transfers (i) among the initial stockholders of Collective Growth or to such stockholders’ or the Company’s officers, directors, consultants or their affiliates, (ii) to a holder’s stockholders or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, or (vi) in the event that, subsequent to the consummation of the Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property, in each case (except for clause (vi) or with the Company’s prior written consent) on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee agrees to be bound by the terms of any other applicable agreement the transferor is bound by.”

2.11 Transfers prior to Detachment. Section 5.7 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”.

2.12 Notices.

2.12.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“Innoviz Technologies Ltd.

2 Amal St.

Rosh HaAin

4809202, Israel

Attention: Eldar Cegla, Chief Financial Officer

Email: eldarc@innoviz-tech.com”

2.12.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended to direct that any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company pursuant to Section 9.2 shall be delivered to the following:

“American Stock Transfer & Trust Company

55 Challenger Road

Ridgefield Park, NJ 07660

Office: 201-806-4181

Email: cdelcastillo@amstock.com”

2.12.3 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, Attn: David Alan Miller, Esq., Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attn: General Counsel, and Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, Attn: Stuart Neuhauser, Esq. to the following:

“Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson

E-mail: ryan.maierson@lw.com

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention: Joshua Kiernan

E-mail: joshua.kiernan@lw.com”.

2.13 Amendments. The second sentence of Section 9.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of a majority of the then outstanding Warrants.”

2.14 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent. Continental hereby resigns as Warrant Agent under the Existing Warrant Agreement, and the Company hereby appoints AST to act as the Warrant Agent for the Company under the Existing Warrant Agreement, and AST hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Existing Warrant Agreement as modified by this Agreement.

4. Miscellaneous Provisions.

4.1 Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

4.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

4.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.4 Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum

4.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

4.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

4.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

4.8 Reference to and Effect on Agreements; Entire Agreement.

4.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

4.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

COLLECTIVE GROWTH CORPORATION

By:	/s/ Bruce Linton
Name: Bruce Linton
Title: Chief Executive Officer

INNOVIZ TECHNOLOGIES LTD.

By:	/s/ Eldar Cegla
Name: Eldar Cegla
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name: Stacy Aqui
Title: Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael Legregin
Name: Michael Legregin Title: Senior Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]